Exhibit 10.3

MANAGEMENT AGREEMENT

Between

ESA CANADA OPERATING LESSEE INC.

(LESSEE)

and

HVM L.L.C.

(MANAGER)

and

HVM CANADA HOTEL MANAGEMENT ULC

(CANADA EMPLOYER)

October 8, 2010

i

ii

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of October 8, 2010 by and between ESA CANADA OPERATING LESSEE INC. (f/k/a BRE/ESA Canada Lessee Inc.), an Ontario corporation (“Lessee”), HVM L.L.C. (f/k/a Homestead Village Management, LLC), a Delaware limited liability company (“Manager”), and HVM CANADA HOTEL MANAGEMENT ULC, an Alberta unlimited liability corporation (“Canada Employer”; and together with Manager, collectively, the “Management Parties”).

BACKGROUND

A. ESA Canada Administrator L.L.C., a Delaware limited liability company, and ESA Canada Properties Trust, a Delaware statutory trust (individually and collectively, “Owner”), are the owners of those certain properties constituting various hotel properties more specifically described in Schedule A attached hereto and the buildings, structures, fixtures and additions now or hereafter located thereon (collectively, the “Hotels”);

B. Owner has entered into that certain Lease Agreement dated as of the date hereof with Lessee (the “Operating Lease”) pursuant to which Owner has leased the Hotels to Lessee pursuant to the terms thereof;

C. Manager is an independent contractor engaged in the management of hotels throughout the United States, and the Management Parties are experienced in the various phases of hotel operations;

D. Manager is the sole shareholder of Canada Employer and

E. Lessee desires to utilize the services and experience of the Management Parties in connection with the management and operation of the Hotels, and the Management Parties desire to render such services, all upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

“Accounting Period” shall mean each of 12 accounting periods of one calendar month occurring each Fiscal Year.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, (a) controls, is under common control with, or is controlled by such specified Person and (b) owns at least 10% of, is under common ownership of at least 10% with, or is owned at least 10% by, such specified Person. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or activities of a Person, whether through ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, in no event shall the Management Parties, HVM Manager, or the members of HVM Manager be deemed Affiliates of any of Owner, Lessee or ESH Hospitality.

“Annual Business Plan” shall have the meaning set forth in Section 9.1.

“Cash Management Agreement” shall mean the cash management agreements executed and delivered in connection with the Loan (including the mortgage loan and each mezzanine loan).

“Cash Management System” shall mean the cash management system established pursuant to the Cash Management Agreement and each other cash management agreement relating to or contemplated by the Loan and the Loan Documents.

“Centralized Services” shall have the meaning set forth in Section 3.11.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Emergency Repairs” shall mean repairs which are necessary, as a result of emergencies, to protect, maintain, or repair the Hotels. Emergencies, for the purposes hereof, shall mean immediate threats of damage or injury to persons or property or immediate threats of violations of law.

“ESH Hospitality” shall mean ESH Hospitality LLC, a Delaware limited liability company, which will elect to be taxable as a real estate investment trust under Section 856(c) of the Code, together with its successors and assigns.

“ESH IP” shall mean all names, trademarks, domain names and other intellectual property used in connection with the ownership, management or operation of any Hotel.

“FF&E Percentage Contribution” shall have the meaning set forth in Section 7.3.

“Fiscal Year” shall mean a Calendar Fiscal Year starting on January 1 and ending on December 31 or portion thereof depending upon the Management Commencement Date and the termination date hereunder.

“Furniture, Fixtures and Equipment” shall mean furniture, furnishings, light fixtures, outfittings, equipment and all other items of personal property customarily installed in or used in connection with the operation of the Hotels (it being understood, for the avoidance of doubt, that Furniture, Fixtures and Equipment shall not include major capital improvements to the Hotels).

“GAAP” shall mean generally accepted accounting principles, as in effect from time to time in the United States of America, consistently applied.

“Gross Operating Revenues” shall mean all receipts, revenues, income and proceeds of sales of every kind received by the Management Parties from the operation of the Hotels, and shall include, without limitation: room rentals; rent or other payments received from sub-tenants, licensees, and occupants of commercial and retail space located in the Hotels (provided that the income and/or revenue received by any licensees, subtenants or other occupants which are Affiliates of Owner or Lessee shall not be included in Gross Operating Revenues); the proceeds of insurance received by Owner, Lessee or the Management Parties with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; frequent guest program payments; and any amount recovered in any legal action or proceeding or settlement thereof pertaining to room revenues or other income from the Hotels which arose out of the operation of the Hotels. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credit or refunds to guests; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of depreciable property; and proceeds of condemnation.

“Group Services” shall have the meaning set forth in Section 10.2.

“HVM Manager” shall mean HVM Manager 2 LLC, a Delaware limited liability company, together with its successors and assigns.

“Hotel Account” shall have the meaning set forth in Section 7.1.

“Hotel Information” shall mean information collected and maintained by the Management Parties in connection with its operation and management of the Hotels pursuant to this Agreement, regardless of the form or medium involved (e.g., paper, electronic, disc, tape, etc.), including without limitation, books of account, guest records, customer lists, front office records and other records relating to, or reflecting the operation of, the Hotels.

“Hotels” shall have the meaning set forth in Paragraph A of the Background section.

“Independent Auditor” shall mean a reputable national firm of independent certified public accountants having hotel experience, recommended by the Management Parties from time to time and approved by Lessee.

“Laws” shall have the meaning set forth in Section 6.1.

“Lender” shall mean, collectively, all mortgage and mezzanine lenders party to the Loan Agreement, together with their respective successors and assigns.

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.12(b).

“Licensor” shall mean ESH Strategies Branding LLC, a Delaware limited liability company, together with its successors and assigns.

“Loan” shall mean, collectively, all loans (including mortgage loans and mezzanine loans) now or hereafter made by Owner and certain Affiliates of Owner, pursuant to the Loan Documents.

“Loan Agreement” shall mean, collectively, one or more mortgage or mezzanine loan agreements or similar instruments evidencing all or any portion of the Loan by and between Owner and certain Affiliates of Owner and Lender.

“Loan Documents” shall mean collectively, the Loan Agreement, Cash Management Agreement and all other documentation now or hereafter entered into by Owner and certain Affiliates of Owner and Lender related to such Loan, including, but not limited to, security agreements, promissory notes and other collateral documents.

“Management Commencement Date” shall have the meaning set forth in Section 2.2.

“Management Fee” shall have the meaning set forth in Section 10.1.

“Operating Equipment” shall mean non-consumable equipment and supplies required for the operation of the Hotels, including chinaware, glassware, linens, silverware, utensils, uniforms, and all other non-consumable supplies.

“Operating Funds” shall have the meaning set forth in Section 7.2.

“Operating Lease” shall have the meaning set forth in Paragraph B of the Background section.

“Operating Licenses” shall have the meaning set forth in Section 3.1(e).

“Operating Supplies” shall mean food and beverages and other consumable items used in the operation of a hotel, such as fuel, soap, cleaning materials, matches, stationery, brochures, folios and all other items used in the routine operation of the Hotels which are consumable by nature.

“Owner” shall have the meaning set forth in Paragraph A of the Background section.

“Parent” shall have the meaning set forth in Section 17.17.

“Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

“REOC” shall have the meaning set forth in Section 17.17.

“Regional Employee” and “Regional Employees” shall have the meaning set forth in Section 3.1(b).

“Reserve Fund” shall have the meaning set forth in Section 7.3.

“Supervisory Services” shall have the meaning set forth in Section 3.1(b).

“Trademark License Agreement” shall mean that certain Trademark License Agreement dated as of the date hereof by and between Licensor, as licensor, and Lessee, as licensee, as the same may be amended, modified and/or supplemented from time to time.

“Uniform System” shall mean the Uniform System of Accounts for Hotels, “Tenth Revised Edition”, as revised and adopted by the Hotel Association of New York City, Inc. from time to time.

ARTICLE II

ENGAGEMENT OF THE MANAGEMENT PARTIES AND

COMMENCEMENT OF MANAGEMENT OF THE HOTELS

Section 2.1. Engagement of the Management Parties to Manage Hotels. Lessee hereby appoints the Management Parties as Lessee’s exclusive manager, subject to the terms of this Agreement, to supervise, direct and control the management and operation of the Hotels, and the Management Parties hereby undertake and agree to perform, as independent contractors of Lessee, all of the services and to comply with all of the provisions of this Agreement, upon all of the terms and conditions hereinafter set forth.

Section 2.2. Management Commencement Date. The Management Parties shall assume management and operation of the Hotels on the date hereof (the “Management Commencement Date”). The Management Parties and Lessee acknowledge that prior to the Management Commencement Date, the Management Parties were engaged as the exclusive managers of Lessee and certain Affiliates of Lessee with respect to the management and operation of the Hotels, and have managed and operated the Hotels, pursuant to one or more separate management agreements which are being terminated as of the Management Commencement Date.

ARTICLE III

OPERATION OF THE HOTELS AFTER THE

MANAGEMENT COMMENCEMENT DATE

Section 3.1. Duty and Authority of the Management Parties. On and after the Management Commencement Date, except as expressly limited hereby, the Management Parties shall have the exclusive authority and duty to direct, supervise, manage and operate the Hotels in an efficient and economical manner and to determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement and the Annual Business Plan. The Management Parties shall at all times be independent contractors and not employees of Owner or Lessee. Subject to the provisions of this Agreement and the Annual Business Plan, the Management Parties shall have the discretion and control in all matters relating to the management and operation of the Hotels. Without limiting the generality of the foregoing, (subject to the provisions of this Agreement and the Annual Business Plan):

(a) Canada Employer shall have the authority and duty to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Hotels pursuant to a written program of benefits, perquisites and policies which has been delivered to and approved by Lessee. Canada Employer shall be the judge of the fitness and qualifications of such personnel and shall be vested with discretion in the hiring, training, supervision, direction, discharging, and determination of the compensation and other benefits of such personnel during the course of their employment. It is expressly understood and agreed that all personnel are in the sole employ of Canada Employer or such company as Canada Employer may contract with regarding said personnel and are not in the employ of Lessee or Owner and Lessee will not interfere with or give orders or instructions to personnel employed at the Hotels.

(b) Manager shall have the authority and duty to reasonably employ the resources of its home office and regional facilities and personnel to supervise and assist in the operation of the Hotels. Manager shall provide the following supervisory services: maintenance, human resources and personnel, administration, hotel operations, housekeeping, advertising, food and beverage operations, sales promotion, forecasting and operations analysis, staff planning, accounting, marketing, revenue management, Information Systems, travel commission, training and oversight of reservations (the “Supervisory Services”). The foregoing Supervisory Services may be provided by Manager’s corporate officers, Manager’s employees, home office administrative heads or otherwise and shall be provided by Manager at its own expense, including, without limitation, the out-of-pocket expenses, and not charged to Lessee, except as otherwise specifically provided for in this Agreement. Notwithstanding the foregoing, to the extent any such Supervisory Services are to be provided in Canada, Manager will cause such services to be provided by Canadian residents. In addition to the Supervisory Services to be provided by Manager hereunder, Canada Employer shall have the authority and the duty to initially employ one regional sales director and/or may employee other employees who will be based primarily in Canada (each, a “Regional Employee”, and collectively, the “Regional Employees”).

(c) The Management Parties shall have the authority and duty to establish all prices, price schedules, rates and rate schedules (with the goal of maximizing revenue per available room), rents, lease charges, concession charges, and, in connection therewith, the supervision, direction and control of the collection, receipt and giving of receipts for all services or income of any nature from the operations of the Hotels.

(d) The Management Parties shall have the authority and duty to supervise and maintain complete books and records, including without limitation, the books of accounts and accounting procedures of the Hotels.

(e) The Management Parties shall have the authority and duty to obtain and maintain all licenses and permits required for the operation of the Hotels (the “Operating Licenses”). The Operating Licenses may be in the name of one of the Management Parties, Lessee or Owner in accordance with or as required by local laws, customs and practices.

(f) The Management Parties shall have the authority and duty to administer leases, license and concession agreements for all public space at the Hotels, including all stores, office space and lobby space. All such leases, licenses or concessions shall be in Lessee’s name and may be executed by Canada Employer on Lessee’s behalf after any such lease, license or other agreement has been approved by Lessee.

(g) The Management Parties shall have the authority and duty to keep the Hotels and the Furniture, Fixtures and Equipment in good order, repair and condition, including, without limitation, making necessary replacements, improvements, additions and substitutions to the Hotels, subject to the approved Annual Business Plan. The Management Parties shall effect, institute, and/or supervise all decorations, routine construction, maintenance, repairs and alterations, including, but not limited to, the administration of a preventive maintenance program for all mechanical, electrical and plumbing systems and equipment, for the Hotels to ensure that the Hotels will be competitive in its market and in compliance with governmental regulations, the requirements of the Trademark License Agreement and with industry standards, provided that the costs therefor (unless the same relate to emergencies) are included in the Annual Business Plan or are otherwise approved in writing, in advance, by Lessee. Subject to the limitations set forth in and imposed by the Annual Business Plan and the Loan Documents, the Management Parties will have the right to make such alterations, additions or improvements to the Hotels as are customarily made in the operation or comparable hotels; provided, however, that no structural alterations, additions or improvements involving a fundamental change in the character of the Hotels will be made without Lessee’s prior written approval. The cost of such customary alterations, additions or improvements will be paid either out of the Gross Operating Revenues and charged directly to current operating expenses of the Hotels (if permitted by the Loan Documents) or will be paid from the Reserve Fund and capitalized and amortized on the books of the Hotels.

(h) The Management Parties shall have the authority and duty to negotiate and enter into, on behalf of Lessee, service contracts and licenses required in the ordinary course of business in operating the Hotels, including, without limitation, contracts for life/safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, and other services which the Management Parties deem advisable; provided, however, any contract for a term in excess of one (1) year or which is not terminable without fee or penalty upon not more than sixty (60) days written notice or under which the total amount payable is $5,000 or more per Hotel and which is not covered in the Annual Business Plan shall, be approved by Lessee, which approval shall not be unreasonably withheld or delayed; and provided further, that to the extent any such contract or license is to provide services to the Hotels, the parties will use best efforts to cause such contract or license to specify that all such services will be provided by Canadian residents.

(i) The Management Parties shall have the authority and duty to negotiate and enter into, on behalf of Lessee, agreements for banquet facilities and guest rooms and agreements to provide entertainment for the Hotels, and licenses for copyright music and videos, provided that to the extent any such agreement is to provide services to the Hotels, the parties will use best efforts to cause such agreement to specify that all such services will be provided by Canadian residents.

(j) The Management Parties shall have the authority and duty to supervise and purchase or arrange for the purchase in the most economical manner of all inventories, provisions, Operating Equipment and Operating Supplies, which, in the normal course of business, are necessary and proper to maintain and operate the Hotels.

(k) The Management Parties shall have the authority and duty to prepare and submit to Lessee the Annual Business Plan, as hereinafter described in Section 9.1.

(l) The Management Parties shall have the authority and duty to consult with Lessee at least quarterly to discuss the operation and management of the Hotels and the performance of the Management Parties’ duties under this Agreement.

(m) The Management Parties shall have the authority and duty to prepare, or engage an accounting firm reasonably approved by Lessee to prepare, any tax returns and statements which must be filed in connection with the ownership, operation or management of the Hotels (e.g., sales, use and occupancy taxes, real property taxes, and the like), and shall file (or cause to be filed) such returns and statements and, subject to the availability of Lessee funds, pay (or cause to be paid) such taxes, all in accordance with applicable Laws.

(n) The Management Parties shall have the authority and duty to, at Lessee’s request, advise and assist Lessee in connection with negotiating and prosecuting any claims for the abatement, reduction or refund of property taxes affecting the Hotels.

(o) The Management Parties shall have the authority and duty to cooperate reasonably with and assist Lessee in any legal proceedings by or against Lessee or Owner with regard to the Hotels and involving third parties.

(p) The Management Parties shall have the authority and duty to perform such other tasks as are customary and usual in the operation of a hotel of a class and standing consistent with the Hotels’ facilities.

(q) The Management Parties shall have the authority and duty to prepare and maintain all records and reports relating to the Hotels necessary to demonstrate and support ESH Hospitality’s status as a real estate investment trust for tax purposes.

Section 3.2. Operational Standards. (a) The Management Parties will operate the Hotels at the expense of Lessee in accordance with and subject to the provisions of this Agreement and the Annual Business Plan. The Management Parties shall manage the Hotels in a manner normally associated with extended stay hotels of similar size, type, or usage in similar locations. The Management Parties shall use due care with respect to the management, maintenance, and protection of, and accounting for, Lessee’s and Owner’s assets.

(b) The Management Parties shall manage and operate the Hotels and their businesses, services, and sales and shall exercise diligent efforts to do so at all times in a manner consistent with the standards imposed by the Trademark License Agreement, the Operating Lease, the requirements of all governmental regulations, and the requirements of this Agreement.

(c) The Management Parties shall implement policies and practices to: (i) facilitate effective and efficient discharge of their obligations under this Agreement; and (ii) to create and enhance goodwill among existing and prospective guests and patrons.

Section 3.3. Agreements with Related Parties. The Management Parties shall not enter into any contract with an Affiliate of the Management Parties in connection with the

Hotels or the Management Parties’ services under this Agreement, including, without limitation, for operating, cleaning, maintaining, repairing or servicing the Hotels, without the express prior written consent of Lessee, which consent may be evidenced by Lessee’s approval of the Annual Business Plan.

Section 3.4. Emergency Repairs. In the event Emergency Repairs are needed at the Hotels, Manager shall be required to use its good faith efforts to obtain Lessee’s verbal approval of any Emergency Repairs prior to making any expenditure therefor. In the event Manager is unable to contact Lessee to obtain its verbal approval of Emergency Repairs, then Manager is authorized to enter into contracts occasioned by such emergency that provide for expenditures not contemplated by the Annual Business Plan up to a sum of $50,000, and provided the same may be incurred under the Loan Documents. Manager will promptly give Lessee written notice of any Emergency Repairs made by Manager.

Section 3.5. Major Policy Matters and Decisions. (a) Manager shall submit outlines, in reasonable detail, to Lessee setting forth its plans for and/or any major changes in its management and operation of the Hotels that are likely to have a material effect upon the profitability of the Hotels prior to Manager’s institution of such changes.

(b) Manager shall not make any major policy decisions or changes not reflected in the applicable Annual Business Plan that would have a potentially material effect on the operations of the Hotels without first obtaining Lessee’s approval of such policy change.

Section 3.6. Compliance with Trademark License Agreement. The Management Parties shall administer compliance with the Trademark License Agreement.

Section 3.7. Marketing and Reservation Services. Manager shall cause the Hotels to be included in the national advertising programs and central reservation system for all hotels operated under the trademarks and trade names covered by the Trademark License Agreement.

Section 3.8. Compliance with Terms of the Loan Documents. (a) Nothing herein contained shall prevent Lessee or Owner from encumbering the Hotels by mortgage, deed of trust, or trust deed in the nature of a mortgage.

(b) Subject to availability of Lessee funds, Manager shall use diligent efforts to cause the operation of the Hotels to comply with all terms, conditions, and obligations contained in the Loan Documents or any substitute therefor, of which Manager is made aware (provided that Manager shall be under no obligation to ensure that sufficient funds for payment thereof are generated from Hotels operations), and with any leases, Lessee’s organizational documents, or other agreements of which Manager is made aware that are executed by Lessee or Owner and that relate to the Hotels. Manager acknowledges that the terms and provisions of the Loan Documents may provide different standards or requirements with respect to certain matters covered by this Agreement. To the extent the provisions of this Agreement are inconsistent with restrictions imposed by the Loan Documents, so long as Manager has been notified in writing of such restrictions, the provisions of the Loan Documents shall govern with respect to the matters covered hereby.

(c) Upon the execution of any of the Loan Documents, Lessee shall furnish Manager with a duplicate copy thereof and, if not designated in such Loan Documents, shall designate the post office address where notices may be served upon Lender. Manager agrees that, so long as any such Loan Document shall constitute a lien on the Hotels, when Lender shall request in writing copies of any and all financial or other information, required to be prepared or maintained by Manager, pursuant to the terms and provisions of this Agreement, Manager shall, at Lessee’s direction, deliver same to Lender as often as Lessee may reasonably request. Moreover, Manager shall allow, upon request of Lessee, any person designated in writing by Lender to examine, audit, inspect, and transcribe all books of account and all other records relating to or reflecting the operation of the Hotels.

(d) Subject to the applicable terms and conditions of the Loan Documents, this Agreement and the rights of Manager hereunder are and shall be expressly subordinate and inferior to the rights of Lender under the Loan Documents as and to the extent provided therein.

Section 3.9. Credit Policies. Manager shall establish and implement policies and procedures for verifying, accepting, limiting, and rejecting the credit of guests and patrons of the Hotels. In connection with the foregoing, Manager shall make appropriate arrangements to honor American Express, Visa, MasterCard, such credit cards as may be required or provided by Licensor, and such other credit cards as Manager or Lessee may deem desirable. Manager shall utilize its best efforts to make such arrangements on the most favorable terms available.

Section 3.10. Collection Practices. Manager shall employ its best efforts to collect any and all credit card charges, checks, traveler’s checks, drafts, and other accounts receivable. Manager shall employ collection agencies and legal counsel, where appropriate, to pursue such claims.

Section 3.11. Centralized Services. Manager shall provide, or shall cause one or more of its Affiliates to provide, in the operation of the Hotels and for the benefit of its guests, those benefits, services, and facilities, including joint advertising programs to the extent appropriate (all herein collectively called “Centralized Services”), similar to those furnished to other hotels owned and/or operated by Manager or its Affiliates.

Section 3.12. Intellectual Property.

(a) Manager acknowledges that the Licensor is the sole and exclusive owner of all rights, title and interest to the ESH IP, which shall in all events remain the exclusive property of the Licensor (or one or more of Licensor’s Affiliates). Manager further acknowledges that, pursuant to the Trademark License Agreement, Lessee and its Affiliates have a license to use the ESH IP, which license shall in all events remain the exclusive property of Lessee (or one or more of Lessee’s Affiliates). All use of the ESH IP at or in connection with the Hotels or as otherwise contemplated by this Agreement, and all goodwill arising therefrom or symbolized thereby, shall inure solely to the benefit of Lessee, Licensor and their respective Affiliates, as applicable. Nothing in this Agreement shall be construed to grant Manager any right of ownership in, or right to use, or right to license others to use, the ESH IP, except in connection with fulfilling its duties and obligations under this Agreement. Manager may not otherwise use the ESH IP without the prior written consent of Licensor or Lessee, which may be withheld in Licensor’s or Lessee’s sole and absolute discretion, in any manner whatsoever and shall not apply for registration of any ESH IP or any other intellectual property confusingly similar thereto in any jurisdiction.

(b) Manager acknowledges that Lessee or its Affiliates are or may become the licensee of certain intellectual property including intellectual property that may be embodied in software for use at one or more facilities leased by Lessee or its Affiliates and all source and object code versions thereof and all related documentation, flow charts, user manuals, service/operator manuals and any enhancements, modifications or substitutions thereof (all such intellectual property herein collectively called “Licensed Intellectual Property”). Except as otherwise specified by Lessee, Manager may utilize the Licensed Intellectual Property to the extent that Manager deems appropriate in connection with the operation of the Hotels for the purpose of carrying out its obligations hereunder, but such use shall be strictly on a non-exclusive basis and neither such use nor anything contained in this Agreement shall confer any proprietary or other rights in the Licensed Intellectual Property on Manager or any third parties.

(c) Upon the expiration or earlier termination of this Agreement, any use of or right to use any of the ESH IP or Licensed Intellectual Property at or in connection with the Hotels by Manager shall cease forthwith. In the event of the expiration or earlier termination of this Agreement, Manager shall immediately cease using all ESH IP and Licensed Intellectual Property, except to the extent that Manager may be authorized to continue using the same pursuant to, and in accordance with, the terms and conditions of any separate management or license agreement between Manager and any Affiliate of Lessee or any licensee or franchisee that is otherwise authorized to use any such ESH IP or Licensed Intellectual Property. Further, Manager will have no right whatsoever from and after the date of expiration or earlier termination to make use of or to dispose of any furnishings and equipment, Operating Equipment and Operating Supplies bearing or incorporating any ESH IP except upon and in accordance with the terms and provisions of this Section 3.12(c). Specifically, it is understood and agreed that Manager may not make any use of such property from and after the effective date of such expiration or earlier termination unless Manager is specifically authorized in writing (whether under license from Lessee, Licensor or otherwise, other than by this Agreement) to use property bearing any ESH IP, nor may Manager dispose of such property to any person or entity whatsoever unless such person or entity is specifically authorized in writing by Lessee or Licensor (whether under license from Lessee or Licensor or otherwise) to use property bearing or incorporating any ESH IP.

(d) Lessee, Licensor and their respective Affiliates shall have the right to injunctive relief and any other right or remedy available at law or in equity to enforce the provisions of this Section 3.12.

(e) The provisions of this Section 3.12 shall survive expiration or earlier termination of this Agreement.

ARTICLE IV

OPERATING EXPENSES PAID BY LESSEE

Section 4.1. Expenses Incurred by the Management Parties on Behalf of Lessee. Everything done by the Management Parties in the performance of their obligations and all expenses incurred under and in accordance with this Agreement shall be for and on behalf of Lessee and for Lessee’s account, except the services referred to in Article V, which shall be rendered and performed by the Management Parties or their Affiliates at their expense and not separately charged to Lessee, except as otherwise provided in Section 10.2.

Section 4.2. Debts and Liabilities to Third Parties. As between Lessee and the Management Parties under this Agreement, all debts and liabilities arising in the course of business of the Hotels are and shall be the obligations of Lessee, and, provided such debts and liabilities have been incurred in accordance with the terms and provisions of this Agreement, the Management Parties shall not be liable for any of such obligations by reason of their management, supervision and operation of the Hotels for Lessee.

Section 4.3. The Management Parties Not Obligated to Advance Own Funds. Neither the Management Parties nor any of their Affiliates shall be obligated to advance any of its own funds to or for the account of Lessee, nor to incur any liability unless Lessee shall have furnished the Management Parties with funds necessary for the discharge thereof prior to incurring such liability. If the Management Parties shall have advanced any funds in payment of a permitted expense in the maintenance and operation of the Hotels, Lessee shall reimburse the Management Parties therefor on demand. Notwithstanding the foregoing, Manager shall pay from its own funds the expenses hereinafter described in Article V.

ARTICLE V

CONSULTING SERVICES OF MANAGER’S AFFILIATES

Except as hereinafter provided in Section 10.2, after the Management Commencement Date, the normal consulting services of the corporate officers and employees of Manager or Manager’s Affiliates, including its corporate executives for operations, human resources, training, food and beverage, finance and administration and real estate, to be rendered from time to time to Manager in connection with the operations of the Hotels, shall be provided by corporate officers and employees of Manager or Manager’s Affiliates to Manager at Manager’s sole cost and expense and not charged to Lessee hereunder. In no event shall Manager’s Affiliates (other than Canada Employer) be deemed a party to this Agreement or responsible in any way for Manager’s obligations pursuant to this Agreement by virtue of providing the foregoing services to Manager (or any of the services described in Section 10.2 and Lessee reimbursing Manager for the expenses in connection therewith).

ARTICLE VI

COMPLIANCE WITH LAWS

Section 6.1. Compliance by the Management Parties and Lessee After Management Commencement Date. The Management Parties shall make all reasonable efforts, at expense of Lessee, to assure full compliance with all laws (including privacy laws), rules, regulations, requirements, orders, notices, determinations and ordinances of any governing authority (collectively, “Laws”) relating to the management, leasing, use, operation, repair, supervision and maintenance of the Hotels, including, without limitation, the provincial and local liquor authorities, the Board of Fire Underwriters and the requirements of any insurance companies covering any of the risks against which the Hotels is insured. Unless otherwise directed by Lessee, the Management Parties shall, at Lessee’s expense, promptly remedy any violation of any such governmental regulation which comes or should have come to their attention, which remedy shall be carried out solely at Lessee’s expense (subject to the limitations set forth elsewhere herein) unless caused by an action or omission of the Management Parties not authorized pursuant to this Agreement or unless the Management Parties has failed to fulfill their duty as required in the immediately preceding sentence, in which event all costs shall be paid solely by the Management Parties.

Section 6.2. Lessee’s Right to Contest or Postpone Compliance. With respect to a violation of any Laws, Lessee shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotels, but in such event, Lessee shall indemnify and hold harmless the Management Parties from any loss, cost, damage or expense, as a result thereof.

Section 6.3. The Management Parties’ Right to Terminate Agreement. Notwithstanding anything in this Agreement to the contrary, if within 30 days of receiving the Management Parties’ written request (accompanied by a statement of the Management Parties’ intention to elect to cancel this Agreement if Lessee fails to give its approval as provided below) Lessee fails to approve the changes, repairs, alterations, improvements, renewals or replacements to the Hotels which the Management Parties determine in their reasonable judgment are necessary to protect the Hotels, Lessee and/or the Management Parties from innkeeper liability exposure then the Management Parties may terminate this Agreement any time after such 30 day period upon 7 days’ written notice; provided, however, that if termination of this Agreement could result in the acceleration of the indebtedness secured by the Loan Documents, then the Management Parties shall not have such right of termination, and in such event, Lessee’s indemnification in Section 16.1 shall apply to such innkeeper liability as set forth above.

ARTICLE VII

HOTEL ACCOUNT, OPERATING FUNDS, AND RESERVE FUND ACCOUNT

Section 7.1. Hotel Account. (a) Lessee directs the Management Parties and the Management Parties acknowledge and agree, pursuant to the terms of the Cash Management Agreement, to deposit or cause to be deposited, all monies received by the Management Parties in the operation of the Hotels, excluding the Operating Funds furnished by Lessee, into the Cash Management System so long as any amounts under the Loan are outstanding. Lessee agrees that disbursements to Lessee from the Operating Expense Subaccount (as defined in the Cash Management Agreement) shall be deposited in a special account or accounts (collectively, the “Hotel Account”), in Lessee’s name (or in one of the Management Parties’ name, as agent of Lessee), in the bank or trust company recommended by the Management Parties and approved by Lessee. Such monies shall not be mingled with the Management Parties’ other funds. Out of the Hotel Account, the Management Parties shall periodically withdraw funds and pay all operating expenses of the Hotels and any fees or compensation of any kind due to them pursuant to this Agreement in accordance with the provisions of this Agreement. Withdrawals from accounts established pursuant to this Article VII shall be signed by representatives of the Management Parties only, provided such representatives are bonded or otherwise insured, and the Management Parties shall supply Lessee with bonds or other insurance upon Lessee’s request unless said bond or other insurance shall have been placed by Lessee and delivered directly by the bonding or insurance company to Lessee. The Management Parties may utilize their respective centralized disbursement accounts in their respective names for accounts payable and payroll disbursements, provided that the Management Parties shall only transfer the necessary amount of funds from the Hotel Account to such centralized disbursement accounts required to make such disbursements on behalf of the Hotels. The parties acknowledge that pursuant to Section 11.5 of the Operating Lease, certain amounts received in the operation of the Hotels and deposited in the Cash Management System may be offset against and applied to the payment of rent due under the Operating Lease.

(b) The Management Parties will maintain the Hotel Account on Lessee’s behalf and all funds received from Lessee will be and remain the property of Lessee and will be disbursed by the Management Parties only as set forth in this Agreement. Any and all expenses of the Hotels paid by the Management Parties must pass through and be withdrawn from the Hotel Account. Lessee shall have the right from time to time to direct the Management Parties to change either the depository bank or the depository arrangements and the Management Parties shall implement such changes promptly. Lessee shall have the right to approve and to maintain control of signature cards for the Hotel Account; provided, however, Lessee shall not withdraw funds from such accounts except as provided below.

Section 7.2. Operating Funds. From and after the Management Commencement Date, Lessee shall, if and as required, maintain cash in the Hotel Account (“Operating Funds”) sufficient in amount to enable the Management Parties to properly manage and operate the Hotels.

Section 7.3. Reserve Fund. If the Loan Documents require a reserve(s) for Furniture, Fixtures and Equipment to be maintained, the Management Parties shall cause such reserve(s) to be maintained in accordance with the terms of the Loan Documents. If the Loan Documents do not require such a reserve, then, as part of the Hotel Account, there shall be established the Reserve Fund in the manner hereinafter described. To the extent Operating Funds exceed the amount described in Section 7.2 and the amounts needed for capital expenditures anticipated pursuant to the Annual Business Plan, the Management Parties shall deposit from such excess, if any, in a reserve fund (“Reserve Fund”) an amount equal to 4% of Gross Operating Revenues or such other percentage of Gross Operating Revenues as Lessee may, from time to time, require (the “FF&E Percentage Contribution”). The Management Parties shall deduct the FF&E Percentage Contribution, if any, on a monthly basis from Gross Operating Revenues and deposit such amount in the Reserve Fund. The Reserve Fund shall be used only for additions or replacements to Furniture, Fixtures and Equipment in accordance with the Annual Business Plan.

Section 7.4. Fidelity Bonds. The Management Parties shall obtain a fidelity bond or insurance, in an amount not less than $1,000,000 (or such other amount reasonably required by Lessee consistent with the commercial availability thereof, the size and scope of Lessee ‘s business being handled by the Management Parties hereunder and reasonable business practice), issued by a company reasonably acceptable to Lessee, covering the Management Parties and such of the Management Parties’ on-site employees who may handle or be responsible for monies or property of Lessee and place policies of insurance covering the Hotels as directed by Lessee.

ARTICLE VIII

BOOKS, RECORDS AND FINANCIAL STATEMENTS

Section 8.1. Accounting System. The Management Parties shall keep full and adequate books of account and other records reflecting the results of operation of the Hotels on an accrual basis, all in accordance with GAAP and, as and to the extent applicable to the Hotels, the Uniform System. The Fiscal Year used by the Management Parties will consist of 12 Accounting Periods of one calendar month each. The Hotel Information shall be kept at the Hotels and/or Manager’s home office and computer storage systems and shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection and transcription. All of the Hotel Information, at all times, shall be the property of Lessee. The Management Parties shall treat as confidential any Hotel Information in its possession, and shall not disclose to any third party, without the prior written consent of Lessee (which approval and consent may be withheld in Lessee’s sole discretion) any Hotel Information, except as may be necessary to perform its duties and obligations under this Agreement or as may be necessitated by any applicable Laws. Upon the expiration or earlier termination of this Agreement, all Hotel Information shall be turned over to Lessee to ensure the orderly continuation of the operation of the Hotels, but the books and records shall thereafter be available to the Management Parties at all reasonable times for inspection, audit, examination and transcription.

Section 8.2. Financial Statements.

(a) The Management Parties shall deliver to Lessee within twenty (20) days after the end of each Accounting Period a profit and loss statement showing the results of the operation of the Hotels for such Accounting Period, the Fiscal Year to date, and the trailing twelve (12) month period, and a statement of gross revenues received from rooms, food and beverage and other sources, guest room occupancy percentage, average room rates, total expenses paid and a cash forecast. Information relating to other matters pertaining to the management, operation, maintenance, and supervision of the Hotels not covered in such monthly operating reports as Lessee shall reasonably request will be provided to Lessee (provided such information is generally within the scope of the Management Parties’ other obligations and duties hereunder), within 20 days of such request.

(b) The Management Parties shall deliver to Lessee within forty-five (45) days after the end of each of the first, second and third calendar quarters, quarterly financial statements in consistent form and presentation to the annual combined balance sheet, income statement and statement of cash flows, exclusive of footnotes, accompanied by a reconciliation to the year-to-date monthly property operations reports and capital expenditures report.

(c) The Management Parties shall cooperate with the Independent Auditor so as to allow the Independent Auditor to deliver to Lessee within 90 days after the end of each Fiscal Year a profit and loss statement showing the result of operation of the Hotels during such Fiscal Year, and the net operating income or loss, if any, for such Fiscal Year and a balance sheet for the Hotels as of the close of such Fiscal Year. The Management Parties shall, together with such statement, deliver to Lessee a statement of income and expenses for such Fiscal Year and a statement of balances in the Hotel Account. Any disputes as to the contents of any such statements or any accounting matter hereunder, shall be determined by the Independent Auditor whose decision shall be final and conclusive on the Management Parties and Lessee.

Section 8.3. Periodic Delivery of Data in Electronic Form. Upon request by Lessee (but not more than twice in any calendar year), the Management Parties shall deliver to Lessee, within a reasonable period of time after such request, a copy of such Hotel Information as may be requested by Lessee (or if Lessee has previously made a request under this Section 8.3 for such Hotel Information, a copy of all such Hotel Information collected since such previous request) collected or maintained by the Management Parties, in such electronic format as Lessee may reasonably require.

ARTICLE IX

ANNUAL BUSINESS PLAN

Section 9.1. Preparation of Annual Business Plan. (a) The Management Parties shall operate the Hotels pursuant to the annual business plan previously approved by Lessee for the remainder of calendar year 2010. Thereafter, at least 15 days prior to the date on which Lessee is required to deliver the same to Lender pursuant to the Loan Documents for each Fiscal Year, the Management Parties shall submit to Lessee an annual business plan for the succeeding Fiscal Year. Each annual business plan proposed by the Management Parties and approved by Lessee in accordance with this Article IX (an “Annual Business Plan”) shall include: an operating budget showing estimated Gross Operating Revenues, department profits, operating expenses, and net operating income or loss for the forthcoming Fiscal Year for the Hotels; a marketing plan (for Fiscal Year 2012 and each Fiscal Year thereafter); a cash flow forecast; projected average daily room rates; the budget for replacing Furniture, Fixtures and Equipment and for making capital improvements; and the basis of allocation of the Group Services, all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth, and otherwise complying with the applicable requirements set forth in the Operating Lease.

(b) Within 5 business days after the proposed Annual Business Plan is submitted to Lessee, Lessee shall approve such proposed Annual Business Plan or notify the Management Parties of any revisions therein which Lessee deems reasonably necessary. If Lessee approves the proposed Annual Business Plan or if Lessee requires revisions to the proposed Annual Business Plan, and the Management Parties do not make reasonable objections to such proposed revisions within 5 business days after receipt thereof, then such proposed Annual Business Plan, together with the proposed revisions required by Lessee, shall be deemed thereafter to constitute the Annual Business Plan for the Fiscal Year in question for all purposes hereof. In the event the Management Parties timely make any reasonable objection to any proposed revision by Lessee to the proposed Annual Business Plan, Lessee and the Management Parties shall cooperate with each other to resolve any questions with respect to such revisions to the proposed Annual Business Plan and shall use their best efforts to agree upon an approved Annual Business Plan for the Hotels for the Fiscal Year in question prior to the date such Annual Business Plan must be submitted to Lender under the Loan Documents.

Section 9.2. Annual Business Plan Disputes. In the event Lessee and the Management Parties are unable to agree upon an Annual Business Plan, or as to any revisions requested by Lessee to the proposed Annual Business Plan, for any Fiscal Year by the date on which such Annual Business Plan must be submitted to Lender under the Loan Documents, Lessee shall prevail and the proposed Annual Business Plan shall be deemed approved as so revised by Lessee (and as the same may further be revised by Lessee to the extent required by Lender pursuant to the Loan Documents) and shall thereafter constitute the Annual Business Plan for the Fiscal Year in question for all purposes hereof. No action shall be taken and no expenditures shall be made under any proposed Annual Business Plan unless and until the proposed Annual Business Plan is approved by Lessee.

Section 9.3. Deviations from Annual Business Plan. The Management Parties shall diligently pursue all feasible measures to enable the Hotels to adhere to the Annual Business Plan. To the extent ascertainable in advance, the Management Parties shall notify Lessee of any projected material variance from the Annual Business Plan. Notwithstanding anything herein to the contrary, the Management Parties are not warranting or guaranteeing in any respect that the actual operating results of the Hotels during the period covered by the Annual Business Plan will not materially vary from the projections described in the Annual Business Plan.

ARTICLE X

MANAGER PARTIES’ FEES AND REIMBURSEMENTS

Section 10.1. Management Fee. During each Fiscal Year after the Management Commencement Date (and for a fraction of any partial Fiscal Year) during the term hereof, in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee in U.S. Dollars (the “Manager Fee”) equal to the sum of (a) 2.50% of all Gross Operating Revenues converted into U.S. Dollars using the average daily exchange rate as published by the www.OANDA.com website for the period beginning on the first day of the Fiscal Year (or, in the case of the first Fiscal Year, beginning on the Commencement Date and ending on the last day of the month for which such Manager Fee is due), less an amount payable in Canadian dollars directly to Canada Employer attributable to all costs and expenses actually incurred by Canada Employer in connection with the employment by Canada Employer of the Regional Employees in accordance with Section 3.1(b) (“Employer Fee”, the Employer Fee and the Manager Fee, collectively, the “Management Fee”) up to $12,000,000 for such Fiscal Year plus (b) 0.5% of all Gross Operating Revenues, converted into U.S. Dollars using the average daily exchange rate as published by the www.OANDA.com website for the period beginning on the first day of the Fiscal Year (or, in the case of the first Fiscal Year, beginning on the Management Commencement Date and ending on the last day of the month for which such Management Fee is due), less the Employer Fee, over $12,000,000 for such Fiscal Year. Subject to the applicable provisions of the Loan Documents (including, without limitation, any Cash Management System), the Management Fee will be paid in installments by deducting such fee from Gross Operating Revenues immediately following each Accounting Period at the rate of (i) 2.50% of Gross Operating Revenues for that Accounting Period until Gross Operating Revenues for the applicable Fiscal Year are equal to $12,000,000 and (ii) 0.5% of Gross Operating Revenues for that Accounting Period thereafter. At the end of each Fiscal Year following the annual audit, an adjustment will be made, if necessary, and all sums due either the Management Parties or Lessee shall be paid promptly.

Section 10.2. Reimbursement of Certain Expenses. Notwithstanding the provisions of Article V (but subject to the Annual Business Plan), Lessee shall reimburse the applicable Management Party for all of the following property-level costs and expenses incurred in managing and operating the Hotels: (i) the salaries or wages of any officers, directors or employees of Canada Employer or any of its Affiliates who shall be regularly or temporarily employed or assigned on a full-time basis at the Hotels; (ii) personnel providing in-house legal services to the Management Parties or any of their Affiliates in connection with matters involving the Hotels, which services shall be charged at rates equal to or less than the Management Parties’ or such Affiliate’s costs associated with such services; (iii) the out-of-pocket expenses of employees of the Management Parties’ or any of their Affiliates incurred in connection with the management and operation of the Hotels; and (iv) certain other services (including general and administrative) (collectively, the “Group Services”) best provided to Lessee and other lessees, owners or other clients of Manager and/or Manager’s Affiliates on a group rather than on an individual basis, the cost of which Group Services shall be allocated on a fair and equitable basis among Lessee and such other lessees, owners or other clients benefiting therefrom in the manner described in the Annual Business Plan, including, without limitation, the following: (A) advertising, sales and marketing, (B) payroll processed through Automatic Data Processing Inc. (or other companies providing similar services), and MIS support services; (C) accounting services; (D) revenue management; (E) facilities and purchasing services; (F) information technology services; (G) reservation services; (H) travel agent commissions; and (I) Centralized Services. All costs and expenses incurred by Manager or Canada Employer in Canadian Dollars, including, without limitation, costs and expenses of Canada Employer in connection with its employment of Regional Employees in accordance with Section 3.1(b), shall be reimbursed in Canadian Dollars.

Section 10.3. Technical Services. Service fees for technical services for the Hotels shall be paid to the Management Parties or their Affiliates if Lessee requests such services of the Management Parties, or any other services beyond the scope of services to be provided pursuant to this Agreement. The amount of fees shall be agreed to by Lessee and the Management Parties prior to commencing such services. Technical services include renovation coordination, design review, construction management and related services.

Section 10.4. Other Hotel Revenue and Expenses. Lessee acknowledges that the Management Parties and their Affiliates have the right to, and currently do, manage, operate and otherwise provide services to hotel and lodging facilities and enterprises other than the Hotels. Each of Lessee and both Management Parties acknowledges and agrees that any and all income derived from, and expenses incurred by, the Management Parties or any of their Affiliates, directly or indirectly, from the management and operation of, and provision of services to, such other hotel and lodging facilities and enterprises shall be, as between Lessee (on the one hand), and the Management Parties and their Affiliates (on the other hand), solely for the account of the Management Parties and/or their Affiliates and shall in no event be borne by or credited to Lessee.

ARTICLE XI

INSURANCE

Section 11.1. Insurance Coverage. Lessee, or the Management Parties at the direction of Lessee, shall provide and maintain, at Lessee’s cost and expense and in Lessee’s and Owner’s name, insurance sufficient to furnish to Lessee, Owner and the Management Parties reasonable and adequate protection in the management and operation of the Hotels. All insurance shall be in the name of Lessee, Owner and the Management Parties as the insured and shall contain riders and endorsements adequately protecting the interests of Lessee, the Management Parties and Owner as it may appear including, without limitation, provisions for at least 20 days’ notice to the Management Parties, Lessee and Owner of cancellation or of any material change therein. Prior to the Management Commencement Date and the commencement of each Fiscal Year thereafter, the Management Parties shall furnish Lessee and each Owner with certificates evidencing the insurance coverages required pursuant to this Agreement and with evidence of the payment of premiums therefor.

Section 11.2. Waiver of Subrogation; Lessee Assumes Risk of Adequacy. Lessee shall have all policies of insurance provide that the insurance company will have no right of subrogation against any party hereto, their agents or employees. Lessee assumes all risks in connection with the adequacy of any insurance or self-insurance program.

ARTICLE XII

TERM OF AGREEMENT AND TERMINATION

Section 12.1. Term. This Agreement shall be for a period commencing on Management Commencement Date and ending on December 31, 2025 (the “Expiration Date”), unless sooner terminated as hereinafter provided.

Section 12.2. Early Termination. This Agreement can be terminated by either Lessee or Manager (on behalf of the Management Parties) at its option for any or no reason. If either Lessee or Manager exercises its right to terminate this Agreement prior to the Expiration Date, the rights and obligations of the parties will cease (other than those that expressly survive the termination of this Agreement) except as to fees and reimbursements due the Management Parties or their Affiliates or Lessee pursuant to this Agreement, including without limitation, Article X, and claims for non-performance by Lessee against the Management Parties and other claims of liabilities of any party which accrued or arose before termination.

Section 12.3. Termination Procedure.

(a) If a termination occurs pursuant to Section 12.2, the party electing to terminate shall give the other party at least 60 days’ prior written notice of such election, specifying the date of such termination. On the date specified in such notice, the Management Parties shall cease all activities at the Hotels and shall have no further obligations under this Agreement except those obligations which specifically survive any termination hereof.

(b) If one or more (but less than substantially all) of the Hotels are (i) sold, conveyed or otherwise transferred to another party, (ii) damaged or destroyed by casualty and Owner has elected not to restore, or (iii) taken in a condemnation proceeding, then this

Agreement shall automatically terminate with respect to such Hotel(s) from the date of such sale, casualty or condemnation but shall continue with respect to the other Hotels in accordance with the terms of this Agreement.

(c) Prior to the date the Management Parties cease activities at the Hotels, the Management Parties shall be paid any and all fees earned or expenses due to them pursuant to this Agreement, and as soon thereafter as is reasonably practicable, pay any fees or expenses upon the final accounting in Section 12.4(a), and the Management Parties shall cooperate with Lessee (and Owner, if applicable) in effectuating an orderly transition to any new manager of the Hotels (or to any new owner, or to Lessee or Owner, or to any of their respective designee’s, as the case may be) so as to avoid any interruption in the rendering of services at the Hotels and take such other actions as are required under Section 12.4.

Section 12.4. Obligations Following Termination. Upon the expiration or earlier termination of this Agreement for any reason, the Management Parties’ authority to act for the Lessee or Owner shall immediately cease and the Management Parties shall do, and execute and/or deliver to Lessee, the following with respect to the Hotels, all of which shall be done, and executed and/or delivered to or as directed by Lessee, promptly upon the expiration or earlier termination hereof or as soon thereafter as is reasonably practicable.

(a) A final accounting, reflecting receipts and disbursements in connection with the operations of the Hotels during the current Fiscal Year through the date of termination.

(b) Any balance of monies of Lessee, including, without limitation, any undisbursed funds in the Hotel Account.

(c) All Hotel Information (including all Hotel Information stored in any electronic format), service contracts, reservations, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Hotels, including, but not limited to, all original documents. In addition, the Management Parties shall assist Lessee (or its designee) in migrating and porting any Hotel Information stored in electronic format from the system or systems used by the Management Parties to any new system or systems designated employed by Lessee or its designee, including, to the extent necessary, parsing and decoding the existing content and format of such electronic data to facilitate such transfer, all such reasonable out-of-pocket costs to be reimbursed to the Management Parties.

(d) All documents and instruments necessary to transfer to Lessee or its designee or nominee, to the extent transferable, all Operating Licenses held by the Management Parties necessary to operate the Hotels.

(e) The Management Parties will assign to Lessee or its nominee, and Lessee and its nominee, if any, will assume, all space leases and concession agreements in effect with respect to the Hotels then in either of the Management Parties’, rather than Lessee’s, name, except for blanket concessions affecting other hotels or conference centers operated by the Management Parties or their Affiliates.

(f) The Management Parties will take such further actions as Lessee may reasonably require to assure an orderly transition of the Hotels’ operations, including, without limitation, providing inventories of Furniture, Fixtures and Equipment, Operating Equipment and Operating Supplies.

(g) Any and all Furniture, Fixtures and Equipment (along with then existing warranties, operating instructions, and service contracts), Operating Equipment, Operating Supplies, keys, locks and safe combinations, reservation lists, ledgers, bank statements for the Hotel Account, budgets, accounting books and records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, correspondence, and other items required for the operation of the Hotels.

(h) The Management Parties shall remove all of the Management Parties’ personal property from the Hotel premises.

(i) Without limiting the provisions of clause (d) above, the Management Parties shall cooperate with Lessee to transfer all liquor licenses to, or to obtain new liquor licenses, in the name of Lessee or Lessee’s designee. The Management Parties shall make commercially reasonable efforts to provide interim liquor licenses for up to one hundred eighty (180) days to Lessee or Lessee’s designee, provided that the Management Parties may condition such provision on their receipt of market standard fees and a commercially reasonable indemnity from such party with respect to such claims as may arise in connection with the sale of liquor from Hotels.

(j) Without limiting any of the foregoing, the Management Parties shall, for a period of ninety (90) days after such expiration or earlier termination of this Agreement, make itself available at all reasonable times to consult with and advise Lessee or Lessee’s designee regarding the management, operation and maintenance of the Hotels; in such event, Lessee, Owner or the purchaser of the Hotels shall reimburse the Management Parties for all of the Management Parties’ reasonable out-of-pocket costs and expenses incurred during such 90-day period in connection with providing such consulting and advisory services, including, without limitation, the appropriately allocable portion of the Management Parties’ payroll expenses for personnel involved in assisting with such transition.

Section 12.5. Survival. The provisions of Sections 12.3 and 12.4 shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIII

REPRESENTATIONS AND COVENANTS

Section 13.1. Lessee’s Representations. Lessee covenants, represents and warrants as follows: (a) as of the date hereof, Lessee will be the tenant under the Operating Lease with respect to the Hotels and has full power and authority to enter into this Agreement; (b) throughout the term of this Agreement and except as provided in the Operating Lease, Lessee will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations under any lease or other concession and any real estate taxes or assessments covering or affecting the Hotels; (c) the execution of this Agreement is permitted by the Articles of Incorporation, By-Laws or other organizational documents of Lessee and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Lessee; (d) there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Lessee, threatened, against or relating to Lessee, the properties or business of Lessee or the transactions contemplated by this Agreement that does, or may reasonably be expected to, materially and adversely affect the ability of Lessee to enter into this Agreement or to carry out its obligations under this Agreement; and (e) neither the consummation of the actions contemplated by this Agreement on the part of Lessee to be performed, or the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Lessee is a party or by which it is bound.

Section 13.2. The Management Parties’ Representations. Each of the Management Parties, as applicable, covenants, represents and warrants as follows: (a) the execution of this Agreement is permitted by the limited liability company agreement or other organizational documents of the Management Parties and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of the Management Parties enforceable in accordance with its terms; (b) there is no claim, litigation, proceedings or governmental investigation pending, or as far as is known to the Management Parties, threatened, against or relating to the Management Parties, the properties or business of the Management Parties or the transactions contemplated by this Agreement that does, or may reasonably be expected to, materially and adversely affect the ability of the Management Parties to enter into this Agreement; (c) neither the consummation of the actions contemplated by this Agreement on the part of the Management Parties to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which either of the Management Parties is a party or by which it is bound; (d) each of the Management Parties shall at all times qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code; (e) subject to obtaining Lender’s consent to the extent required under the Loan Agreement and so long as any amounts under the Loan are outstanding, this Agreement shall be modified in the event that it is reasonably determined by Owner under the Operating Lease that the terms of this Agreement cause the Rent (as defined in the Operating Lease) to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code; provided however, no such modification shall affect the amount of the Management Fee or the practical realization of the rights and benefits of the Management Parties hereunder and (f) Canada Employer is, and has at all times been treated as, a disregarded entity for U.S. federal income tax purposes.

Section 13.3. The Management Parties’ Covenants. From the Management Commencement Date until the Expiration Date or earlier termination of this Agreement, the Management Parties covenant that they shall satisfy the following requirements: (a) the Management Parties shall not permit wagering activities to be conducted at or in connection with the Hotels by any Person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotels; (b) the Management Parties shall not own, actually or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of beneficial interest of ESH Hospitality; (c) no more than thirty-five percent (35%) of the ownership interest in the Management Parties’ outstanding stock, membership interests, assets or net profits shall be owned, actually or constructively (within the meaning of Section 856(d)(5) of the Code), by one or more persons owning, actually or constructively (within the meaning of Section 856(d)(5) of the Code), thirty-five percent (35%) or more of the outstanding shares of beneficial interest of ESH Hospitality; (d) the Management Parties shall not sublet the Hotels or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (e) the Management Parties shall operate the Hotels such that each Hotel qualifies as a “qualified lodging facility” as defined in Section 856(d)(9)(D) of the Code; and (f) the Management Parties shall be (or shall be related, within the meaning of Section 856(d)(9)(F) of the Code, to a person that is) actively engaged in the trade or business of operating “qualified lodging facilities” (within the meaning of Section 856(d)(9)(D) of the Code) for a Person who is not a “related person” (within the meaning of Section 856(d)(9)(F) of the Code) with respect to ESH Hospitality or Lessee.

ARTICLE XIV

ASSIGNMENT

No party hereto shall assign or transfer or permit the assignment of transfer of this Agreement without the prior written consent of the other parties. In the event of consent by a party to an assignment of this Agreement by the other parties, no further assignment shall be made without the express consent in writing of such parties, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Lessee or any of the Management Parties of its interest in this Agreement shall not relieve Lessee or either of the Management Parties, as the case may be, from their respective obligations hereunder unless the assignee accepts full responsibility for performance of the same.

ARTICLE XV

CONFIDENTIALITY

The matters set forth in this Agreement are strictly confidential and Lessee and the Management Parties will make every reasonable effort to ensure that the information is not disclosed to any person or entities (including the press) other than those persons or entities needed to carry out the provisions of this Agreement without first consulting with and obtaining the consent of the other party, which consent shall not be unreasonably withheld. The provisions of this Article XV shall survive the expiration or earlier termination of this Agreement.

ARTICLE XVI

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 16.1. Lessee’s Indemnification. Lessee shall hold harmless, indemnify and defend the Management Parties and their Affiliates and their respective agents, employees, officers, directors and shareholders from and against all claims (administrative or judicial), damages, losses and expenses (including, but not limited to, attorneys’ fees for pre-trial, trial and appellate proceedings, accounting fees, appraisal fees and consulting and expert witness fees)

arising out of or resulting from the Management Parties’ activities performed pursuant to this Agreement, any franchise agreement, any past or future building code or life/safety code violations, and injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Hotels or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Hotels, unless such injury or damage is caused by the gross negligence or willful misconduct or fraud on the part of the Management Parties, their agents, employees, representatives or independent contractors or by any breach of the Management Parties’ obligations under this Agreement. Lessee’s foregoing indemnification obligation to indemnify the Management Parties and their Affiliates shall extend to any claims between Lessee and the Management Parties or their Affiliates arising out of this Agreement or otherwise. Any indemnification shall apply regardless of whether or not said claim, damage, loss or expense is covered by insurance as herein provided.

Section 16.2. The Management Parties’ Indemnification. The Management Parties shall hold harmless, indemnify and defend Lessee and its Affiliates, and their respective agents, employees, officers, directors and shareholders, from and against all claims (administrative or judicial), damages, losses and expenses (including, but not limited to, attorneys’ fees for pre-trial, trial and appellate proceedings accounting fees, appraisal fees and consulting and expert witness fees) arising out of or resulting from the Management Parties’ gross negligence, willful misconduct or fraud or from the Management Parties’ breach of their obligations under this Agreement. The Management Parties’ foregoing indemnification obligation to indemnify Lessee and its Affiliates shall extend to any claims between either of the Management Parties and Lessee or its Affiliates arising out of this Agreement or otherwise. Any indemnification shall apply regardless of whether or not said claim, damage, loss or expense is covered by insurance as herein provided.

Section 16.3. Indemnification Procedure. Upon the occurrence of an event giving rise to indemnification, the party seeking indemnification shall notify the other party hereto and provide the other party hereto with copies of any documents reflecting the claim, damage, loss or expense. The party seeking indemnification is entitled to engage such attorneys and other persons to defend against the claim, damage, loss or expense, as it may choose. The party providing indemnification shall pay the reasonable charges and expenses of such attorneys and other persons on a current basis within 20 days of submission of invoices or bills. Except as otherwise provided in the Operating Lease, if any claim, lawsuit or action (administrative or judicial) is maintained against the Management Parties, Lessee or the Hotels due to allegations or actions arising prior to the Management Commencement Date and the Management Parties had no involvement with the Hotels prior to such date, Lessee shall bear full and complete responsibility for the defense of Lessee and the Management Parties, specifically including all legal fees and necessary and attendant expenses for the vigorous defense and representation of the interests of the Management Parties (for pre-trial, trial and appellate proceedings) and Lessee. Lessee shall support and pay for all legal fees and representations necessary to remove the Management Parties from any claim, action (administrative or judicial), or lawsuit covered by the immediately preceding sentence.

Section 16.4. Good Faith Judgment. To the extent that any provision of this Agreement leaves something to the discretion of the Management Parties, the Management

Parties will not be liable for any action taken by the Management Parties in the exercise of their discretion as long as in exercising such discretion, the Management Parties were using their good faith judgment.

Section 16.5. Survival. The provisions of this Article XVI shall survive the expiration or earlier termination of this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1. Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to the Management Parties or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement. The failure of a party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by a party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 17.2. No Partnership. The relationship of Lessee and the Management Parties shall be that of principal and independent contractors. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between Lessee and the Management Parties or their respective Affiliates or successors in interest. In the performance of its duties in the management and operation of the Hotels, the Management Parties shall act solely as independent contractors. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by the Management Parties on behalf of Lessee in the operation and management of the Hotels. The Management Parties shall not be Lessee’s fiduciaries, nor shall the Management Parties owe Lessee a fiduciary duty.

Section 17.3. Meetings. Lessee and the Management Parties shall meet with each other from time to time so that the Management Parties and Lessee may discuss the status of operations and future plans, recommendations and projections. The meetings will be held at mutually convenient dates and locations.

Section 17.4. Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Lessee or the Management Parties is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 17.5. Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the State of New York.

Section 17.6. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and assigns, and shall be binding and inure to the benefit of the Management Parties and their permitted assigns.

Section 17.7. Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

Section 17.8. Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 17.9. Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and (a) delivered by hand against receipt, (b) sent by certified or registered mail or by Federal Express or other similar overnight mail service, return receipt requested or (c) sent by telecopier (with answer back acknowledged), (or at such other address as from time to time designated by the party receiving the notice):

If to Lessee:	c/o Centerbridge Partners, L.P.
375 Park Avenue
New York, New York 10152
Attention: William D. Rahm
Facsimile No.: (212) 672-5001
Attention: General Counsel and Scott Hopson
Facsimile No.: (212) 672-4501 and (212) 672-4526

and to:	c/o Paulson & Co. Inc.
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
Attention: Michael Barr
Facsimile No.: (212) 351-5892
Attention: General Counsel
Facsimile No.: (212) 977-9505

and to:	c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: A.J. Agarwal
Facsimile No.: (212) 583-5725
Attention: General Counsel
Facsimile No.: (646) 253-8983

If to the Management
Parties:	100 Dunbar Street
Spartanburg, South Carolina 29306
Attention: President
Facsimile No.: (864) 573-2090
Attention: General Counsel
Facsimile No.: (864) 573-1665

Section 17.10. Entire Agreement; Amendments. This Agreement, together with other writings signed by the parties hereto expressly stated to be supplementing this Agreement and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified or changed only by a writing signed by the parties hereto.

Section 17.11. The Management Parties’ Authority Limited. The Management Parties’ authority shall be derived wholly from this Agreement, and the Management Parties have no authority to act for or represent Lessee except as herein specified.

Section 17.12. Exclusive Compensation. The payments to be made to the Management Parties hereunder shall be in lieu of all other or further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the parties hereto covering the appointment and compensation of the Management Parties to the exclusion of any other method of compensation unless otherwise agreed to in writing.

Section 17.13. Property Rights. This Agreement and the rights created hereunder are personal to Lessee and the Management Parties and shall not create in favor of the Management Parties any property rights in the Hotels.

Section 17.14. Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, attorneys’ fees.

Section 17.15. Complimentary/Discount Policies. The Management Parties will be permitted to provide customary gratuitous accommodations, services and amenities to such employees and representatives of the Management Parties visiting the Hotels in accordance with the Management Parties’ normal policies, provided that such employees shall in no way displace the Hotels’ third-party business.

Section 17.16. No Third Party Beneficiary. Nothing herein contained shall be understood or construed to create or grant any third party benefits, rights or property interests unless the person claiming such rights is expressly identified herein and the rights claimed are expressly set forth herein. Notwithstanding the foregoing, it is acknowledged and agreed that the Licensor is an intended third-party beneficiary of Section 3.12.

Section 17.17. REOC. The parties acknowledge that Lessee is a direct or indirect controlled subsidiary of an entity, ESH Hospitality Holdings LLC, a Delaware limited liability company (the “Parent”), that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Lessee will have the rights, pursuant to this Agreement, as would be reasonably necessary to result in the qualification of Parent as a REOC. Without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, without prejudice to the other rights provided to Lessee under this Agreement, the Management Parties agree to: (i) permit

Lessee and Parent to visit and inspect the Hotels and inspect and copy the books and records of the Management Parties, at such times as Lessee shall reasonably request; (ii) periodically (at least quarterly) provide Lessee and Parent with information and reports regarding the Management Parties’ operation and management of the Hotels and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that the Management Parties have engaged in or intends to engage in with respect to the Hotels and their surroundings; (iii) periodically (at least quarterly) consult with Lessee and Parent in advance with respect to any significant leasing, management and development matters, as appropriate, including, without limitation, with respect to matters relating to renovations, alterations, general maintenance, repairs and development activities with respect to the Hotels and their surroundings and the management, participatory and development rights retained by Lessee under this Agreement; and (iv) to provide Lessee and Parent with such other rights as may reasonably be determined by Lessee to be necessary to enable Parent to qualify as a REOC, provided the rights described in clauses (i)-(iv) above do not materially adversely affect (X) the Management Parties’ ability to perform their duties under this Agreement or the economic benefits enjoyed by the Management Parties under this Agreement or (Y) the status of ESH Hospitality as a real estate investment trust under the Code. The Management Parties agree to consider, in good faith, the recommendations of Lessee in connection with the matters on which it is consulted as described above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LESSEE:

ESA CANADA OPERATING LESSEE INC., an Ontario corporation

By:

	Name:	William D. Rahm
	Title:	Vice President and Secretary

MANAGER:

HVM L.L.C., a Delaware limited liability company

By:	HVM Manager 2 LLC, a Delaware limited liability company, its manager

By:
Name:
Title:

CANADA EMPLOYER:

HVM CANADA HOTEL MANAGEMENT ULC, an Alberta unlimited liability corporation

	By:	HVM L.L.C., a Delaware limited liability company, its sole member

		By:	HVM Manager 2 LLC, a Delaware limited liability company, its manager

By:
Name:
Title:

ESH — CANADA MANAGEMENT AGREEMENT

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LESSEE:

ESA CANADA OPERATING LESSEE INC., an Ontario corporation

By:
Name:
Title:

MANAGER:

HVM L.L.C., a Delaware limited liability company

By:	HVM Manager 2 LLC, a Delaware limited liability company, its manager

By:

		Name:	Tyler Henritze
		Title:	Vice President and Secretary

CANADA EMPLOYER:

HVM CANADA HOTEL MANAGEMENT ULC, an Alberta unlimited liability corporation

	By:	HVM L.L.C., a Delaware limited liability company, its sole member

		By:	HVM Manager 2 LLC, a Delaware limited liability company, its manager

By:

			Name:	Tyler Henritze
			Title:	Vice President and Secretary

ESH — CANADA MANAGEMENT AGREEMENT

SCHEDULE A

HOTELS

(see attached)

Site #	Address	Owner

1250	141 Cooper Street, Ottawa, ON	ESA Canada Administrator LLC
1251	3600 Steeles Avenue West, Vaughan, ON	ESA Canada Administrator LLC
1252	222 LeMarchant Road, St. John’s, NF	ESA Canada Administrator LLC